Exhibit 10.8

AMERICAN AIRLINES GROUP INC.

Short-term Incentive Program

(Established Effective January 22, 2014)

SECTION I. PURPOSE

The purpose of the American Airlines Group Inc. 2014 Short-term Incentive Program (the “Program”) is to:

•	Motivate executives and other key management to increase shareholder value, and

•	Encourage strategic decision-making by rewarding the achievement of certain financial and operational goals.

The Program sets forth the terms and conditions for cash Performance Awards (“Awards”) to be paid for the Performance Period commencing on January 1 of each year and ending on December 31 of each year (each, a “Plan Year”) under the American Airlines Group Inc. 2013 Incentive Award Plan (the “Plan”) to individuals employed in eligible positions. Capitalized terms not defined herein have the meanings as set forth in the Plan.

SECTION II. ELIGIBILITY CRITERIA

Employees of American Airlines Group Inc. (the “Company”) or an Affiliate who meet the criteria established by the Committee in writing or, with respect to Participants who are not executive officers, delegated to management at the time of its approval of this Program are eligible to participate in the Program based on the principles so established by the Committee or management, as applicable.

SECTION III. AWARD LEVELS

Participants have the opportunity to earn Performance Awards under the Program for the Plan Year based on the achievement of certain financial and operational targets as described in the Plan and as adopted by the Committee in writing at the time of its approval of this Program.

The Committee may, in its discretion, increase or decrease the amount of a Participant’s Award based on individual performance; a Participant’s Award may be increased by up to 50% or decreased to zero. The aggregate effect of the individual performance modifier for all Participants may not result in an increase to the aggregate Program incentive amount. Further, in no event shall an individual payout exceed 200% of the applicable target.

Minimum, threshold, target, and maximum Award Levels shall be as established by the Committee at the time of its approval of this Program.

All Award Levels are expressed as a percentage of the employee’s base salary as in effect on the last day of the Plan Year, except that: if the employee is promoted or demoted during the Plan Year as described in Section II, the last base salary in effect for such employee at the eligible position prior to the demotion or promotion will be used to determine any pro rata Award attributable to such eligible position, and the base salary in effect for such employee on the last day of the Plan Year will be used to determine the portion of the Award attributable to the employee’s last eligible position during the Plan Year.

If a Participant is continuously and actively employed during the entire Plan Year, but forfeits his or her Award because the Participant did not satisfy the continuous active employment requirements set forth in Section IV below through the date of payment of the Award, then the CEO or his or her designee is hereby authorized to reallocate the value of such Award among other Participants who have qualified for Awards under the Program and whose individual performances, in the opinion of the CEO or his or her designee, warrant increased Award amounts. An Award will be increased only to the extent that it does not exceed any dollar or percentage limits set by the Committee at the time of approval of the Program, and to the extent it will be credited to an executive officer, only if the Committee approves the increased amount.

SECTION IV. AWARD PAYMENT TIMING, EARLY PAYMENT AND SEPARATION

All Awards shall be paid in cash as soon as possible after the close of the Plan Year, but no later than March 15, 2015, or as soon thereafter if such payment was administratively impracticable to make by such date and such impracticability was unforeseeable as of the date upon which the legally binding right to such payment arose (as determined under Treasury Regulation Section 1.409A-1(b)(4)(ii)). Payments will be subject to all required federal, state, and local tax withholding.

To receive an Award, an employee must be in continuous active employment with the Company (or an Affiliate) through the date of payment of the Award, unless otherwise prohibited by law, subject to the following special rules:

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If the employee is on a leave of absence on the date of payment of the award, but is otherwise eligible for such Award, the employee will receive payment for any portion of the Award they have earned on such date.

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If the employee separates from service with the Company (and all Affiliates) while actively employed in an eligible position due to death or disability prior to the payment of the Award, but is otherwise eligible for such Award, the employee will be treated as having been actively employed on the date of payment of the Award.

For purposes of this Program, “disability” shall mean a “permanent and total disability” within the meaning of Section 22(e)(3) of the Code.

If the employee separates from service with the Company (and all Affiliates) for any reason other than death or disability (whether such separation is voluntary or involuntary or during active employment or a leave of absence), no unpaid Award will be due under the Program, unless otherwise required by law.

SECTION V. PROGRAM ADMINISTRATION

The Program will be administered by the Committee in accordance with the Plan and, where an Award is intended by the Committee to qualify as a Performance Award under the Plan, in a manner that satisfies the requirements of Section 162(m) of the Internal Revenue Code for qualified “performance-based” compensation.

Awards generally are calculated and distributed as provided in Sections III and IV above; provided, however, that no Award payments will be made unless the Committee certifies in writing with respect to each officer (a) that all material terms of the Program have been satisfied and (b) that payments to the employee in stated amounts are appropriate under the Program.

SECTION VI. ABSENCE OF PROGRAM FUNDING; NO EQUITY INTEREST

Benefits under the Program shall be paid from the general funds of the Company (or the Affiliate), and an employee (or the employee’s estate in the event of death) shall be no more than an unsecured general creditor of the Company (or the Affiliate) with no special or prior right to any assets of the Company (or the Affiliate).

Nothing contained in the Program shall be deemed to give any employee any equity or other interest in the assets, business or affairs of the Company or any Affiliate. It is not intended that an employee’s interest in the Program shall constitute a security or equity interest within the meaning of any state or federal securities laws.

SECTION VII. NO TRANSFERABILITY

An employee shall not have any right to transfer, sell, alienate, assign, pledge, mortgage, collateralize or otherwise encumber any of the payments provided by this Program.

SECTION VIII. NO EMPLOYMENT RIGHTS

This Program is not intended to be a contract of employment. Both the employee and the Company (and all Affiliates) have the right to end their employment with or without cause or notice.

SECTION IX. INTERPRETATION, AMENDMENT AND TERMINATION

The Committee shall have the power to interpret all provisions of the Program, which interpretations shall be final and binding on all persons. The provisions of this document shall supersede all provisions of any and all such prior documents relating to the Program and its subject matter. However, if the provisions of this document conflict with any provision of the Plan, the provisions set forth in the Plan shall govern in all cases. The laws of the State of Delaware shall govern all questions concerning the construction, validity and interpretation of the Program, without regard to such state’s conflict of laws rules.

The Committee reserves the right to amend or terminate the Program at any time, with or without prior notice; provided, however, that all amendments to the Program shall preserve the qualification of Performance Awards made under the Program as “performance-based” compensation under Section 162(m) of the Internal Revenue Code. Notwithstanding the foregoing, the Committee may not amend the Program in a way that would materially impair the rights of an employee with respect to a previously-granted Award, except to the extent necessary to preserve the qualification of Performance Awards as “performance-based” compensation under Section 162(m) of the Internal Revenue Code or unless such employee has consented in writing to such amendment.

Notwithstanding the foregoing, in the event of any act of God, war, natural disaster, aircraft grounding, revocation of operating certificate, terrorism, strike, lockout, labor dispute, work stoppage, fire, epidemic or quarantine restriction, act of government, critical materials shortage, or any other act beyond the control of the Company, whether similar or dissimilar (each a “Force Majeure Event”), which Force Majeure Event affects the Company or its Affiliates, the Committee, in its sole discretion, may terminate or suspend, delay, defer (for such period of time as the Committee may deem necessary), or substitute any Awards due currently or in the future under the Program, including, but not limited to, any Awards that have accrued to the benefit of employees but have not yet been paid, subject to Section 409A of the Internal Revenue Code and the regulations and guidance promulgated thereunder.